Exhibit 99.1

newsrelease

Headquarters Office
13737 Noel Road, Ste. 100
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tel: 469.893.2000
fax: 469.893.8600
www.tenethealth.com

Contacts:
Media:	Steven Campanini (469) 893-6321
Steven.Campanini@tenethealth.com
Investors:	Thomas Rice (469) 893-2522
Thomas.Rice@tenethealth.com

Tenet Comments on Credit Suisse Analyst Report

DALLAS – Aug. 29, 2007 – Tenet Healthcare Corporation (NYSE: THC) today issued the following statement in response to inquiries it has received about a Credit Suisse analyst report issued Tuesday that expressed concern about the resources Tenet has available to fund its operations beyond the next three years.

“We believe we have the financial resources to execute our turnaround,” said Biggs C. Porter, Tenet’s chief financial officer.  “Also, in addition to our cash on hand and bank credit line, we would have the ability – although it is not anticipated – to tap the credit markets using our asset base.”

Tenet had $675 million in cash at June 30, 2007 and had no outstanding borrowings on its line of credit which, under its terms, had $500 million in availability as of June 30, 2007.  In addition, Tenet has no long-term debt maturing until December 2011.

“We are surprised by the analyst’s conclusions and were not given the opportunity to discuss them with him before the report was published,” Porter added.

Tenet Healthcare Corporation, through its subsidiaries, owns and operates acute care hospitals and related health care services.  Tenet’s hospitals aim to provide the best possible care to every patient who comes through their doors, with a clear focus on quality and service.  Tenet can be found on the World Wide Web at www.tenethealth.com.

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Some of the statements in this release may constitute forward-looking statements.  Such statements are based on our current expectations and could be affected by numerous factors and are subject to various risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended Dec. 31, 2006, our quarterly reports on Form 10-Q and periodic reports on Form 8-K.  Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated.  We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.